THE CANANDAIGUA FUNDS
                       72 SOUTH MAIN STREET
                    CANANDAIGUA, NEW YORK 14424

                         October 31, 1997


The Canandaigua National Bank and Trust Company
72 South Main Street
Canandaigua, New York 14424

                   INVESTMENT ADVISORY AGREEMENT
                      CANANDAIGUA EQUITY FUND
                       CANANDAIGUA BOND FUND

Dear Sirs:

     The Canandaigua Funds (the "Trust") has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust ("Shares") are divided into multiple series, including The Canandaigua Equity Fund and The Canandaigua Bond Fund (each a "Fund"; collectively, the "Funds"), as established pursuant to a written instrument executed by the Trustees of the Trust. Series may be terminated, and additional series established, from time to time by action of the Trustees.

     The Trust on behalf of the Funds has selected you to act as the investment advisor to both Funds and to provide certain other services, as more fully set forth below, and you are willing to act as such investment advisor and to perform such services under the terms and conditions hereinafter set forth.

     Accordingly, the Trust agrees with you as follows:

     1. DELIVERY OF FUND DOCUMENTS. The Trust has furnished you with copies properly certified or authenticated of each of the following:

     (a) The Declaration of Trust of the Trust, dated October 31, 1997 (the "Declaration of Trust").

     (b) The Certificate of Trust, as filed with the Delaware Secretary of State.

     (c)  The Bylaws of the Trust as in effect on the date hereof.

     (d) Resolutions of the Trustees selecting you as investment advisor and approving the form of this Agreement.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, including future resolutions of the Trustees approving the continuance of the items listed in (d) above.

     2. ADVISORY SERVICES. You will regularly provide both Funds with investment research, advice and supervision and will furnish continuously an investment program for each Fund consistent with its respective investment objectives and policies. You will determine what securities shall be purchased for each Fund, what securities shall be held or sold by each Fund, and what portion of that Fund's assets shall be held uninvested, subject always to the provisions of the Trust's Declaration of Trust and Bylaws, the Investment Company Act of 1940, as amended (the "Investment Company Act"), the rules and regulations of the United States Comptroller of the Currency relating to fiduciary powers of national banks, any other applicable federal or state laws or regulations, and the investment objectives, policies and restrictions of each Fund, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board of Trustees may from time to time establish. You shall advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees and the appropriate committees of the Board of Trustees regarding the conduct of the business of the Trust insofar as it relates to the Funds. On occasions when you deem the purchase or sale of a security to be in the best interest of a Fund as well as other customers, to the extent permitted by applicable law, you may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. In such event, you will allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner you consider to be the most equitable and consistent with your fiduciary obligations to that Fund and to your other customers. You will maintain books and records with respect to the securities transactions of the Funds in accordance with the requirements of the Investment Company Act and with generally accepted accounting principles and will render to the Board of Trustees such periodic and special reports as may be required by law or as they may reasonably request. You may have deposit, loan and other commercial banking relationships with issuers of securities purchased by the Funds, including outstanding loans to such issuers which may be repaid in whole or in part with proceeds of securities purchased by a Fund. However, you will not purchase securities on behalf of the Funds in any offerings where you know, or should know, that the proceeds of the offering will be used to repay loans outstanding with you.

     3. COMPENSATION OF THE ADVISOR. For all services to be rendered hereunder, the Trust on behalf of the Funds will pay you on the last day of each month a fee equal to the sum of 1.00% per annum of the average daily net assets, as defined below, of each Fund. The "average daily net assets" of a Fund are defined as the average of the values placed on the net assets as of 4:00 P.M. (New York time), on each day on which the net asset value of a Fund's portfolio is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act or, if a Fund lawfully determines the value of the net assets of its portfolio as of some other time on each business day, as of such time. The net asset value of each Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of a Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of that Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the Shares of a Fund has been suspended pursuant to the Declaration of Trust for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of that Fund as last determined (whether during or prior to such month).

     4. EXPENSES OF THE ADVISOR. During the term of this Agreement, you will pay all expenses that you incur in connection with your provision of investment advisory services to the Funds as described in paragraph 2 above, other than the cost of, and taxes and brokerage commissions with respect to, securities purchased for the Funds. You will not be required to pay any expenses of the Funds other than those specifically allocated to you in this paragraph. In particular, but without limiting the generality of the foregoing, you will not be required to pay: organization expenses of the Funds; clerical salaries; fees and expenses incurred by the Funds in connection with membership in investment company organizations; brokers' commissions; payment for portfolio pricing services to a pricing agent, if any; legal, auditing or accounting expenses; taxes or governmental fees; the fees and expenses of the Funds' transfer agent; the cost of preparing share certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of shares of beneficial interest of the Funds; the expenses of and fees for registering or qualifying securities for sale and of maintaining the registration of the Funds and registering the Funds as a broker or a dealer; the fees and expenses of the Trustees of the Trust; the cost of preparing and distributing reports and notices to shareholders; the fees or disbursements of custodians of the Trust's assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or Bylaws of the Trust insofar as they govern agreements with any such custodian; or litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business. You shall not be required to pay expenses of activities which are primarily intended to result in sales of Shares of the Trust.

     5. AVOIDANCE OF INCONSISTENT POSITION. In connection with purchases or sales of portfolio securities for the account of either Fund, neither you nor any of your partners, directors, officers or employees will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for a Fund's account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Funds the most favorable execution and net price available. It is also understood that it is desirable for the Funds that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities for the Funds with such certain brokers, subject to review by the Trust's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of a Fund, you will act solely as investment counsel for such clients and not in any way on behalf of that Fund. Your services to the Funds pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

     6. LIMITATION OF LIABILITY OF ADVISOR. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by either Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement.

     7. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall remain in force until October 31, 1999 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Funds. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Funds, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in
Section 2(a) of the Investment Company Act (particularly the definitions of "interested person," "assignment," and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

     8. AMENDMENT OF THIS AGREEMENT. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Funds and by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

     9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     10. MISCELLANEOUS. It is understood and expressly stipulated that neither the holders of Shares of the Funds nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     The name "The Canandaigua Funds" is the designation of the Trustees for the time being under the Declaration of Trust as amended from time to time, and all persons dealing with the Trust or the Funds must look solely to the property of the Trust or the respective Fund for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against any other series of the Trust. If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

                                        Yours very truly,

                                   THE CANANDAIGUA FUNDS


                                   By:/s/ Steven H. Swartout

                                   Title: Secretary and Treasurer

The foregoing Agreement is hereby accepted as of the date hereof.

THE CANANDAIGUA NATIONAL BANK AND TRUST COMPANY

By: /s/ Robert J. Swartout

Title: Vice President and Investment Officer


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